Exhibit 99.1

13215 Bee Cave Parkway. Suite B-300, Austin, Texas 78738

Telephone: 512-538-2300 Fax: 512-538-2333

www.shpreit.com

PRESS RELEASE

Summit Hotel Properties Successfully Completes Credit Facility Amendments

To Extend Covenant Waiver Period and Enhance Flexibility

Austin, Texas, February 8, 2021 - - - Summit Hotel Properties, Inc. (NYSE: INN) (together with its consolidated subsidiaries, the “Company”) today announced that it has amended the credit agreements for its $400 million revolving credit facility and three senior term loans totaling approximately $550 million to enhance overall flexibility and extend the financial covenant waiver period through March 31, 2022, unless terminated earlier at the Company’s option.

“We appreciate the continued support from our bank group that allowed us to complete the amendments with numerous enhancements, including a waiver of key financial covenants through March 31, 2022. The favorable terms obtained are a testament to our efficient, high-quality portfolio of hotels and our longstanding track record of being thoughtful and disciplined capital allocators,” commented Jonathan P. Stanner, the Company’s President and Chief Executive Officer. “This amendment, along with the other significant actions we have taken since the onset of the pandemic, provides us with ample liquidity and the flexibility to opportunistically pursue a broad range of capital and transaction alternatives,” commented Mr. Stanner.

Key terms and enhancements of the amendments include:

•	Waiver of key financial covenants through March 31, 2022 (with covenant testing to resume June 30, 2022). Certain financial and other covenants are modified or adjusted through December 31, 2023.

•	Full availability of $400 million revolver, subject to certain conditions, which is an increase of $20 million compared to the previous amendment. The $400 million revolver currently has an outstanding balance of $10 million. Combined with current cash of approximately $25 million, the Company has over $400 million of total liquidity.

•	Ability to fund up to $150 million of new investments with existing liquidity subject to maintaining total liquidity of at least $150 million. The $150 million acquisition allotment may also be increased for certain future capital events.

•	Continuation of the Company’s ability to make preferred distributions and invest in various capital improvement projects.

•	Flexibility to use net proceeds from future capital events to repay outstanding balances on the revolving credit facility first and subsequently reduce certain term loan balances to preserve future liquidity.

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About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of February 8, 2021, the Company’s portfolio consisted of 72 hotels, 67 of which were wholly owned, with a total of 11,288 guestrooms located in 23 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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